Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

MSGE Spinco, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $.01 per share that may be issuable under the 2023 Employee Stock Plan	457(c) and 457(h)	11,000,000	$33.50(2)	$368,500,000.00	0.0001102	$40,608.70

Equity	Class A Common Stock, par value $.01 per share that may be issuable under the 2023 Stock Plan for Non-Employee Directors	457(c) and 457(h)	750,000	$33.50(2)	$25,125,000.00	0.0001102	$2,768.78

Total Offering Amounts					$393,625,000.00		$43,377.48

Total Fee Offsets							—

Net Fee Due							$43,377.48

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock that may become issuable under the 2023 Employee Stock Plan (the “Employee Stock Plan”) or the 2023 Stock Plan for Non-Employee Directors (the “Director Stock Plan” and together with the Employee Stock Plan, the “Plans”) by MSGE Spinco, Inc. (the “Registrant”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of MSGE Spinco, Inc. Class A Common Stock in the “when issued” trading market as reported on the New York Stock Exchange on April 17, 2023.